Item 77M - Scudder Growth Trust
(Scudder Growth Fund)

Registrant incorporates by reference
Investment Trust's Registration Statement on Form N-14, Investment Trust's Proxy
Statement dated December 2004, filed on
November 16, 2004 (Accession No.
0001193125-04-198271).

Shareholder Meeting Results:

A Special Meeting of Shareholders of the
Scudder Growth Fund, of Scudder Growth
Trust, was held on February 25, 2005. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of
Reorganization and the transactions it
contemplates, including the transfer of all of the assets of Scudder Growth Fund to Scudder Capital Growth Fund, in exchange for shares of Scudder Capital Growth Fund and the assumption by Scudder Capital
Growth Fund of all of the liabilities of Scudder Growth Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder Growth Fund in complete liquidation of Scudder Growth
Fund.

Affirmative 	Against 	Abstain
51,498,297.457	1,685,820.900
	2,214,047.085
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